Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-265329) of Revelation Biosciences, Inc. of our report dated March 22, 2024, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page F-2 of this annual report on Form 10-K for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP

San Diego, CA

March 22, 2024